Exhibit 1.01

May 11, 2010

Archstone Consulting LLC

c/o Lake Capital Management LLC

676 N. Michigan Ave

Suite 3900

Chicago, IL 60611

Fax: (312) 640-7051

Gentlemen:

Reference is made herein to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of November 10, 2009, by and among Archstone Acquisition Corp., a Florida corporation (“US Buyer”), Hackett-REL, Ltd (UK), a company organized under the laws of England and Wales (“UK Buyer”), The Hackett Group B.V., a company organized under the laws of The Netherlands (“BV Buyer” and collectively with US Buyer and UK Buyer, the “Buyers”), The Hackett Group, Inc., a Florida corporation (“Parent”), Archstone Consulting LLC, a Delaware limited liability company (“Company”), Archstone Consulting UK Limited, a company organized under the laws of England and Wales (“Archstone UK”), and Archstone Consulting Netherlands BV, a company organized under the laws of The Netherlands (“Archstone BV,” and collectively, with Archstone UK and the Company, the “Sellers”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Pursuant to Section 2.3 of the Purchase Agreement, Parent, Buyers and Sellers hereby agree that the final, binding and conclusive determination of the Actual Adjustment Amount shall be zero and thus no payments shall be made between the Parent, Buyers and Sellers in respect of such section. The Parent, Buyers and Sellers hereby confirm that they have mutually agreed that the calculations of the Actual Adjustment Amount are accurate and acceptable in all respects. The Parent, Buyers and Sellers hereby agree that no claims of any nature will be made by Parent, any Buyer or any Seller against Parent, any Seller or any Buyer with respect to the calculation or payment of the Actual Adjustment Amount under the Purchase Agreement, and any and all rights of Parent, any Buyer or any Seller to make any claim for any such further payment are hereby released and terminated.

Pursuant to Section 2.5 of the Purchase Agreement, up to 1,655,000 of the Earn-Out Shares delivered to the Sellers at Closing are subject to forfeiture. Although the Purchase Agreement provides that such forfeiture shall be based on the Net Service Revenues for the 2010 and 2011 fiscal years, the Parent, Buyers and Sellers have agreed to now make the final forfeiture determinations. The Parent, Buyers and Sellers hereby agree that 1,435,000 of the total Earn-Out Shares have been earned by Sellers (the “Earned Shares”) and thus 220,000 Parent Shares shall be forfeited by Sellers (the “Forfeited Shares”). The forfeiture of the Forfeited Shares shall be allocated as follows: 187,000 Parent Shares by Archstone Consulting LLC, 26,400 Parent Shares by Archstone BV and 6,600 Parent Shares by Archstone UK. Each Seller hereby agrees to provide all necessary information and documentation to Computershare Trust Company, N.A., Parent’s transfer agent, in order to consummate such forfeitures within 30 days of the date hereof. The Parent, Buyers and Sellers hereby confirm that they have mutually agreed that the calculations with respect to the Earn-Out Shares are final, accurate and acceptable in all respects. The Parent, Buyers and Sellers hereby agree that no claims of any nature will be made by Parent, any Buyer or any Seller against Parent, any Buyer or any Seller with respect to the calculation, payment or forfeiture of the Earn-Out Shares under the Purchase Agreement, that the forfeiture of shares pursuant to this letter is final and irrevocable, and that any and all rights of Parent, any Buyer or any Seller to make any claim for any such Earn-Out Shares are hereby irrevocably released and terminated. The Parent and Buyers hereby acknowledge and agree that, except as set forth in Article VII of the Purchase Agreement, the Earned Shares shall not be subject to forfeiture, set-off or recoupment of any kind whatsoever.

This letter agreement may be executed in multiple counterparts all of which taken together shall constitute one and the same agreement.

This letter agreement may not be modified, amended, supplemented, canceled or discharged and no waiver hereunder may be granted, except by written instrument executed by all of the parties hereto.

This letter agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

Upon execution of this letter agreement and satisfaction of the conditions and obligations herein, Section 2.5 of the Purchase Agreement shall be terminated and of no further force or effect. Except as otherwise modified hereby, the Purchase Agreement remains in full force and effect.

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If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between the parties hereto.

Sincerely,

ARCHSTONE ACQUISITION CORP.

By: /s/ Frank A. Zomerfeld
Name: Frank A. Zomerfeld
Title: Director

HACKETT-REL, LTD (UK)

By: /s/ Frank A. Zomerfeld
Name: Frank A. Zomerfeld
Title: Secretary

THE HACKETT GROUP B.V.

By: /s/ Frank A. Zomerfeld
Name: Frank A. Zomerfeld
Title: Managing Director

THE HACKETT GROUP, INC.

By: /s/ Frank A. Zomerfeld
Name: Frank A. Zomerfeld
Title: EVP, Secretary and General Counsel

Agreed and Accepted this
11th day of May, 2010:

ARCHSTONE CONSULTING LLC

By: /s/ Chris Averill
Name: Chris Averill
Title: Vice President

ARCHSTONE CONSULTING UK LIMITED

By: /s/ Chris Averill
Name: Chris Averill
Title: Director

ARCHSTONE CONSULTING NETHERLANDS BV

By: /s/ Chris Averill
Name: Chris Averill
Title: Authorized Signatory

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